BUFFALO FUNDS

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) dated as of the 16th day of November, 2012, is made between U.S. Bancorp Fund Services, LLC (“USBFS”) and Kornitzer Capital Management, Inc. (the “Adviser”), as investment adviser and manager of the Buffalo Funds, a Delaware statutory trust (the “Trust” and its series, as listed on Appendix I, as the parties may amend, (collectively, the “Buffalo Funds” or the “Funds” and each, individually, a “Fund”).

WHEREAS, the Trust, on behalf of the Funds, and the Adviser have previously entered into a Master Services Agreement dated as of April 25, 2003, as amended on February 20, 2004, December 1, 2006, August 10, 2007, February 15, 2008, November 19, 2010, August 10, 2011, and November 17, 2011; and

WHEREAS, the Trust engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the investment adviser and manager of the Funds, and, pursuant to management agreements between the Trust, on behalf of the Funds, and the Adviser (collectively, the “Management Agreements”), the Adviser is responsible for providing or obtaining and bearing the costs of certain key services for the Funds; and

WHEREAS, USBFS has the experience and competence to provide administrative, fund accounting, transfer agent, prospect services, Internet access and MFx access services to each of the Funds and is a registered transfer agent under the Securities Exchange Act of 1934 Act, as amended (“1934 Act”); and

WHEREAS, the Adviser desires to retain USBFS to furnish administrative, fund accounting, transfer agent, prospect services, Internet access, MFx access and paying agent services for the Funds and/or the Adviser, and USBFS is willing to furnish such services;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment, Acceptance and Services.

The Adviser appoints USBFS as “Administrative Manager”.  As Administrative Manager, USBFS will provide administrative services and act as paying agent, as described below, on behalf of the Adviser.  When providing these services, USBFS will act in conformity with requirements of the 1940 Act and all other applicable federal and state law regulations.

A.
Administrative Services.  The Adviser appoints USBFS to provide administrative services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit A attached hereto and incorporated by reference, for the compensation herein provided.  Service will be provided in accordance with the policy and procedures set forth in Exhibit A.

B.
Fund Accounting.  The Adviser appoints USBFS to provide fund accounting services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit B attached hereto and incorporated by reference, for the compensation herein provided. Service will be provided in accordance with the policy and procedures set forth in Exhibit B.

C.
Transfer Agent Services.  The Adviser appoints USBFS to provide transfer agent services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit C attached hereto and incorporated by reference, for the compensation herein provided.  Service will be provided in accordance with the policy and procedures set forth below and in Exhibit C.

D.
Prospect Services.  The Adviser appoints USBFS to provide prospect services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit D attached hereto and incorporated by reference, for the compensation herein provided.  Service will be provided in accordance with the policy and procedures set forth in Exhibit D.

E.
Internet Access Services.  The Adviser appoints USBFS to purchase those electronic interactive transaction processing services described on Exhibit E hereto that the Adviser may select, from time to time, for use by the Funds’ shareholders (“End Users”) to make inquiries and perform transactions to their account(s) with the Funds.

F.
MFx Access Services.  The Adviser appoints USBFS to provide access to one or more computer systems listed on Exhibit F hereto (as amended or supplemented from time to time) that are provided and maintained by USBFS.

G.
Paying Agent Services.  The Adviser appoints USBFS as paying agent to be responsible for administering payments for services provided to the Adviser or the Funds by certain third-party vendors engaged directly by the Adviser or the Funds, as further explained on Exhibit G hereto.

2.	Compensation to USBFS

A.
For all services provided under this Agreement, whether such services are provided by USBFS, its affiliates or other vendors, the Adviser agrees to pay USBFS a portion of the unified “Management Fee” that each Fund is obligated to pay the Adviser under the Management Agreements, as specifically stated on Appendix I.  The Adviser will retain the remainder of the Management Fees paid by each Fund.  The Management Fees for each Fund are specifically stated on Appendix I.  Under the Agreement, USBFS will provide services described herein and from its compensation, USBFS will administer payments to third-party vendors as described in Exhibit G and will cover all other expenses related to the Funds that USBFS is obligated to pay under this Agreement, including all non-advisory and non-marketing Fund expenses that the Adviser is required to pay under the “Unified Fee” structure, as described in the Management Agreements.

B.
Additions of more than three new funds (or series) during the twelve month period following the effective date of this Agreement or any subsequent twelve month period thereafter, the addition of any classes of shares to the Funds (but excluding the addition of 12b-1 fees to the Funds), or any other function not addressed under this Agreement will be considered extraordinary services and will be subject to negotiation.

C.
Under the Management Agreements, each Fund is obligated to pay the Adviser a Management Fee, each Fund is obligated to pay for certain expenses itself and the Adviser is obligated to pay certain Fund expenses under a Unified Fee structure.  Therefore, each day that USBFS calculates a net asset value for a Fund, it will deduct the applicable Management Fee and all Fund expenses that are immediately due, apart from the Management Fee, from each Fund’s assets.  From the Management Fee, USBFS will pay the Fund expenses, which the Adviser is obligated to pay under the Unified Fee, as they become due.  At the end of every calendar month, by a mutually acceptable manner, USBFS will forward to the Adviser an accounting showing the Management Fee paid by each Fund, the expenses that each Fund paid directly, the expenses that were paid for each Fund under the Unified Fee and the amount of the fee that USBFS considers due under this Agreement.  The Adviser shall authorize USBFS to deduct its fee from the proceeds of each Fund’s Management Fee within thirty (30) calendar days following receipt of the accounting, unless Adviser disputes the amount of USBFS’ fee or the amount of any other fee or expense paid by the Funds or the Adviser.  If a dispute occurs, the Adviser will provide notice within twenty (20) business days of receiving the accounting.  Unless a dispute occurs, USBFS will forward to the Adviser the proceeds that remain out of each Fund’s Management Fee after USBFS and the Adviser have agreed upon the payment of all fees and expenses, including USBFS’ fee.  If a dispute occurs, the Adviser may demand that USBFS forward all proceeds of the Management Fees to the Adviser; Adviser will return to USBFS the proceeds of the Management Fees required to pay fees and expenses about which there is no dispute.  Both parties to this Agreement will negotiate any dispute concerning fees or expenses in good faith and will make every effort to continue doing business as usual.  With respect to the calculation of fees and expenses, USBFS’ records will control unless the Adviser demonstrates that USBFS’ records are inaccurate.  USBFS will provide all documentation concerning fees and expenses that the Adviser reasonably requests.  Notwithstanding anything to the contrary, USBFS shall have no set-off rights as to any amount owed by the Adviser to USBFS or otherwise, and USBFS shall only be paid out of the proceeds of Management Fee, pursuant to the Adviser’s specific authorization, and not by retaining assets or property of the Funds or the Adviser.

3.	Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser and the Funds in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Adviser and the Funds shall indemnify, save and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by any duly authorized officer of the Adviser and the Funds, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

USBFS shall indemnify, save and hold harmless the Adviser, the Funds, their parents, affiliates, and their respective assigns, officers, directors, trustees, employees, agents and representatives (the “Parties Indemnified by USBFS”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Parties Indemnified by USBFS may sustain or incur or that may be asserted against them by any person or entity arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Adviser and the Funds shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.
The parties understand that additional indemnification provisions, described in Exhibit E, apply with regard to Internet Access Services, only.  To the extent that the indemnifications decribed in Exhibit E conflict with the above, the Internet Access indemnification clauses, as it pertains to Internet Access Services, shall control.

4.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Adviser or the Funds.

Further, USBFS will adhere to the privacy policies adopted by the Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”).  Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Funds’ shareholders to any third party unless specifically directed by the Adviser or the Funds or allowed under one of the exceptions noted under the Act.

5.	Term of Agreement

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “Initial Term”).  Subsequent to the Initial Term, this Agreement shall renew automatically for subsequent one-year periods.

6.	Termination

A.
After the Initial Term, this Agreement may be terminated by either party upon giving ninety (90) calendar days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties (a “Regular Termination”).

B.
This Agreement may be terminated for cause at any time upon a party’s failure to cure a material breach.  In such an instance, the party alleging material breach shall provide to the other party detailed notice identifying the breach and giving twenty (20) business days to cure.  The party so notified must respond in writing and cure the breach to the aggrieved party’s satisfaction with twenty (20) business days of receiving the notice (the “Cure Period”), otherwise this Agreement will automatically terminate at the end of the Cure Period.

C.
For the purpose of this Agreement, “material breach” represents  a) a breach serious enough to cause or reasonably may cause substantial harm to the aggrieved party, such as costs or losses that significantly exceed the Agreement’s value; b ) the breach substantially deprived or is likely to substantially deprive the aggrieved party of a substantial benefit it reasonably expected under this Agreement; or c) if the cumulative effect of nonmaterial breaches is material.

D.
In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Adviser (unless the Adviser terminates for cause), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Adviser and the Funds (if such form differs from the form in which USBFS has maintained, the Adviser shall pay any expenses associated with transferring the data to such form (unless the Adviser terminates for cause)), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

7.	Effect of Termination

Upon the termination of the Agreement as provided herein, USBFS, upon the written request of the Adviser, shall deliver the records of the Funds to the Adviser or to USBFS’ successor in the form maintained by USBFS (to the extent permitted by applicable license agreements) at the expense of the Adviser (unless the Adviser terminates for cause).  In addition to any amounts payable pursuant to Section 6 hereof, (unless the Adviser terminates for cause) the Adviser shall be responsible to USBFS for all costs and expenses associated with the preparation and delivery of such media, including, but not limited to:

A.	out-of-pocket expenses;

B.	any custom programming requested by the Adviser or the Funds in connection with the preparation of such media and agreed upon by USBFS;

C.	transportation of forms and other material used in connection with the processing of Fund transactions by USBFS; and

D.	transportation of records and files in the possession of USBFS.

In addition, USBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Adviser and agreed to by USBFS in connection with the termination of this Agreement or the liquidation or merger of the Funds.  USBFS shall not reduce the level of service provided to the Funds prior to termination following notice of termination by the Funds.

8.	Early Termination

If the Adviser terminates this Agreement other than pursuant to a Regular Termination or for cause due to a material breach by USBFS, or if USBFS terminates this Agreement for cause due to a material breach by the Adviser, the Adviser shall pay liquidated damages to USBFS in the amount of $150,000.  This liquidated damages provision shall also apply in the event the Funds are merged into another legal entity in part or in whole pursuant to any form of business reorganization prior to a Regular Termination unless USBFS is retained as Administrative Manager.  If USBFS terminates this Agreement other than pursuant to a Regular Termination or for cause due to a material breach by the Adviser, or if the Adviser terminates this Agreement for cause due to a material breach by USBFS, USBFS shall pay liquidated damages to the Adviser in the amount of $150,000.  The liquidated damages described herein apply in the event of a termination for cause due to a material breach to compensate the aggreived party for damages incurred by the material breach and the termination of the parties’ contractual relationship other than pursuant to a Regular Termination.  In addition to liquidated damages, the party not in material breach will be entitled to any other available remedies (for instance, the Adviser may recover actual damages to compensate the Funds’ shareholders).  Both parties acknowledge and agree that in the event of a termination other than by Regular Termination, (A) determination of actual damages incurred would be extremely difficult, and (B) the liquidated damages provision contained herein is intended to attempt to compensate for damages incurred and is not intended to constitute any form of penalty.  The liquidated damages payment shall be due the second business day following the day that the Agreement terminates or the day that the Funds are merged, as applicable.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Funds, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Funds and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Funds on and in accordance with its request.  Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

10.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission (“SEC”) thereunder.

11.	Data Necessary to Perform Services

The Funds or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If USBFS is also acting in another capacity for the Funds, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

13.	Survival

Paragraphs 3, 4, 9 and 14 shall survive termination of this Agreement, in addition to any other provisions of this Agreement that are necessary for the orderly winding-up of the parties’ contractual relationship after notice to terminate has been given.

14.	Dispute Resolution

USBFS and the Adviser agree that, should a dispute arise with respect to an obligation under this Agreement, they will negotiate resolution in good faith and that they will continue to conduct business as usual to the extent reasonably possible.  Should the parties not be able to achieve resolution themselves, they will submit the dispute to binding arbitration under the rules of the American Arbitration Association at an agreed upon venue.  In the event of arbitration, the prevailing party shall be entitled to recover its legal fees and other expenses associated with the arbitration.

15.	Nature of Agreement

This Agreement may only be amended in writing and only upon the authorized signature of both USBFS and the Adviser, and this Agreement cannot be amended by oral agreement or course of dealing, as it reflects the entire agreement between USBFS and the Adviser and supercedes all negotiations and understandings, whether in writing or otherwise, with respect to the matters to which this Agreement applies.  Should any provision of this Agreement be held invalid, the remainder of this Agreement shall survive, and the invalid provision shall be replaced by a valid provision, to which the parties reasonably agree, that accomplishes the effect of the invalid provision to the extent commercially reasonable and allowed by law.

16.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Adviser and the Trust shall be sent to:

Kornitzer Capital Management
5420 West 61st Place
Shawnee Mission, KS  66205

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KORNITZER CAPITAL MANAGEMENT, INC.	U.S. BANCORP FUND SERVICES, LLC
By: /s/ John C. Kornitzer	By: /s/ Joseph C. Neuberger
Title: President	Title: Executive Vice President

Appendix I

NAME OF SERIES (FUND)OF BUFFALO FUNDS	MANAGEMENT FEE (as a percent of a Fund’s net assets)	PORTION OF MANAGEMENT FEE PAID TO USBFS (as a percent of a Fund’s net assets)
Buffalo Flexible Income Fund	1.00%	0.30%
Buffalo China Fund	1.50%	0.30%
Buffalo Growth Fund	0.90%	0.25%
Buffalo High Yield Fund	1.00%	0.30%
Buffalo International Fund	1.00%	0.30%
Buffalo Large Cap Fund	0.90%	0.25%
Buffalo Mid Cap Fund	1.00%	0.30%
Buffalo Micro Cap Fund	1.45%	0.30%
Buffalo Discovery Fund	1.00%	0.30%
Buffalo Small Cap Fund	1.00%	0.30%
Buffalo Dividend Focus Fund	0.90%	0.25%

Appendix I

Exhibit A

FUND ADMINISTRATION SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Funds, including but not limited to:

a.	General Fund Management:

(1)	Act as liaison among all Fund service providers.

(2)	Supply:

a.	Corporate secretarial services.

b.	Office facilities (which may be in USBFS’s or its affiliate’s own offices).

c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Trust’s Board of Trustees’ (the “Board of Trustees” or the “Trustees”) communication and related activity:

a.	Establish meeting agendas, coordinate and hold meetings of the Board of Trustees and shareholders.

b.	Prepare reports for the Board of Trustees based on financial and administrative data.

c.	Assist in the Trustees as needed in evaluating the Funds’ independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary SEC filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees and the Funds’ shareholders.

f.	Recommend dividend declarations to the Board of Trustees, prepare and distribute to appropriate parties’ notices announcing declaration of dividends and other distributions to shareholders.

g.	Provide personnel to serve as officers of the Funds if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

Exhibit A

(4)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.

(5)	Assist in overall operations of the Funds.

(6)	Monitor arrangements under shareholder services or similar plan.

(7)	Provide Legal Administration services including:

a.	In-house legal administration services.

b.	Coordinate with Trust counsel.

c.	Corporate secretarial services.

b. Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i.)	Asset diversification tests.
(ii.)	Total return and SEC yield calculations.
(iii.)	Maintenance of books and records under Rule 31a-3.
(iv.)	Code of Ethics for the disinterested Trustees of the Trust.

Exhibit A

b.	Monitor Fund compliance with the policies and investment limitations of the Funds as set forth in the current prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
As required by Gramm-Leach-Bliley and any other applicable requirements, implement privacy procedures for the Funds, maintain a “Privacy Policy” for the Funds and provide appropriate notice of the Funds’ Privacy Policy to the Funds’ shareholder.

d.
Provide or obtain regulatory services required by the Funds to comply with  “Blue Sky” laws in jurisdictions where the Funds are available for  purchase (under the Management Agreements the Funds are required to pay the cost of qualifying their shares for sale in an applicable jurisdiction).

e.
Maintain awareness of applicable regulatory and operational service issues and recommend dispositions, including regulatory and operation service issues that arise after the effective date of the Agreememt.

(2)	SEC Registration and Reporting:

a.	Assist Trust counsel in updating the Funds’ Prospectus and SAI and in preparing proxy statements.

b.	Prepare annual and semiannual reports, and Form N-SAR filings.

c.	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports.

d.	File fidelity bond under Rule 17g-1.

e.	File shareholder reports on Form N-CSR under Rule 30b2-1.

f.	Monitor sales of each Fund’s shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities.

g.	Maintain and implement policies, procedures and controls required of the Funds to comply with Sarbanes-Oxley requirements and all other corporate governance and/or reporting requirements.

h.	Conduct or obtain and pay for all solicitation activity necessary to obtain approval of matters put to a vote of the Funds’ sharholders.

Exhibit A

(3)	IRS Compliance:

a.	Monitor the Funds’ status as a regulated investment company under Subchapter M, including without limitation, review of the following:

(i.)   Asset diversification requirements.
(ii.)  Qualifying income requirements.
(iii.) Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

c.	Report all information to the IRS, including the filing of all documention, that is required to operate the Funds.

(4) Anti-Money Laundering Compliance:

a.	Develop and maintain policies, programs and procedures required to comply with the USA PATRIOT ACT of 2001, as it may be amended, and applicable regulations.

b.	Develop and maintain all other policies, programs and procedures required to comply with any other applicable anti-money laundering requirements.

c. Financial Reporting:

(1)	Provide financial data required by the Funds’ Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent auditors.

(3)
Supervise the Funds’ custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Funds’ net assets and of the Funds’ shares, and of the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return and expense ratio of each class of each Fund, and each Fund’s portfolio turnover rate.

(5)	Monitor the expense accruals and notify the Funds’ management of any proposed adjustments.

Exhibit A

(6)	Prepare monthly financial statements, which include without limitation the following items:

a.      Schedule of Investments.

b.      Statement of Assets and Liabilities.

c.      Statement of Operations.

d.      Statement of Changes in Net Assets.

e.      Cash Statement.

f.      Schedule of Capital Gains and Losses.

(1)	Prepare quarterly broker security transaction summaries.

d. Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 Miscellaneous for payments to Trustees and other service providers.

(4)	Monitor wash losses.

(5)	Calculate eligible dividend income for corporate shareholders.

(6)	Provide all other tax reporting required for the operation of the Funds.

Exhibit A

EXHIBIT B

FUND ACCOUNTING SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund accounting services for the Funds, including but not limited to:

A. Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, methods and procedures for determining the fair value for such securities, and USBFS will implement and follow the methods and procedures adopted by the Trustees, including, when required, holding “Fair Value Committee” meetings.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B. Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Funds as to methodology, rate or dollar amount.

(2)	Record payments for Fund expenses upon receipt of written authorization from the Funds.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Funds.

(4)	Provide expense accrual and payment reporting.

Exhibit B

C. Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by each Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Funds.

(3)
Determine net investment income (earnings) for the Funds as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the Funds’ Prospectus and Pricing Procedures.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

D. Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

(2)	Maintain tax lot detail for each Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Funds.

(4)	Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Funds’ transfer agent to support tax reporting to the shareholders.

Exhibit B

E. Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making each Fund’s accounting records available to the Adviser, the SEC and the outside auditors.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

F. USBFS will perform the following accounting functions on a daily basis:

(1)	Reconcile cash and investment balances of each Fund with the Fund’s custodian, and provide the Adviser with the beginning cash balance available for investment purposes.

(2)	Transmit or mail a copy of the portfolio valuation to the Adviser.

(3)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

G. In addition, USBFS will:

(1)	Prepare monthly security transactions listings.

(2)	Supply various Funds, Fund and class statistical data as requested by the Adviser and/or the Funds on an ongoing basis.

2.	Pricing of Securities

For each valuation date, USBFS shall obtain prices from a pricing source selected by USBFS but approved by the Board of Trustees and apply those prices to the Funds’ portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the methods and procedures for determining the fair value for such securities to which USBFS will comply.

If the Adviser and/or a Fund desire to provide a price that varies from the pricing source, the Adviser and/or the Fund shall promptly notify and supply USBFS with the valuation of any such security on each valuation date.  All such pricing changes will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Exhibit B

3.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by USBFS.

4.	Changes in Equipment, Systems, Service, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Adviser or the Funds under this Agreement.

Exhibit B

EXHIBIT C

TRANSFER AGENT SERVICES

1.	Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds (including, without limitation, pursuant to  periodic investment plans or periodic withdrawal programs) including but not limited to:

A.	Receiving orders for the purchase of shares.

B.
Processing purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Funds’ custodian, and issuing the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arranging for issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arranging for the exchange of shares for shares of other eligible investment companies, when permitted by the Funds’ current prospectus.

D.	Processing redemption requests received in good order and, where relevant, delivering appropriate documentation to the Funds’ custodian.

E.	Payment of monies upon receipt from the Funds’ custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Processing transfers of shares in accordance with the shareholder’s instructions.

G.	Processing exchanges between Funds and/or classes of shares of Funds both within the Buffalo Funds and with the First American Money Market Fund, if applicable.

H.
Preparing and transmitting payments for dividends and distributions declared by the Funds, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Making changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

Exhibit C

J.
Recording the issuance of shares of the Funds and maintain, pursuant to Rule 17Ad-10(e) promulgated under the 1934 Act, a record of the total number of shares of each Fund that are authorized, issued and outstanding.

K.	Preparing shareholder meeting lists, mailing, receiving and tabulating proxies.

L.	Mailing shareholder reports and Prospectuses to current shareholders.

M.	Preparing and filing U.S. Treasury Department Form 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.
Providing shareholder account information upon request and preparing and mailing confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Adviser.

O.
Mailing requests for shareholders’ certifications under penalties of perjury and paying on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Funds, all as required by applicable federal tax laws and regulations.

P.
Providing a Blue Sky system that will enable the Funds to monitor the total number of shares of each Fund sold in each state.  In addition,  USBFS shall identify those transactions and assets to be treated as exempt from the Blue Sky reporting for each state (as stated in the Management Agreements, the Funds are required to cover expenses associated with qualifying their shares for sale in applicable jurisdictions).

Q.
Answering correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Funds.

R.	Reimbursing the Funds each month for all material losses resulting from “as of” processing errors for which USBFS is responsible.

S.	As legally required, tracking and attempting to contact each Fund’s lost shareholders and complying with applicable escheatment requirements.

2.	Anti-Money Laundering Program

USBFS, as the Funds’ registered transfer agent, will implement various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures”. These Procedures, which shall be approved by the Board of Trustees as part of the Trust’s overall anti-money laundering program, will be reasonably designed by USBFS to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with USA PATRIOT ACT of 2001, the applicable provision of the Bank Secrecy Act, and all other applicable law and regulation.

Exhibit C

It is contemplated that these Procedures will be amended from time to time, as approved by the Board of Trustees, as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds’ anti-money laundering responsibilities.

USBFS agrees to provide to the Funds and/or the Adviser:

A.
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Funds or any shareholder of a Fund;

B.
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Funds/Adviser agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Funds;

D.	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

E.
An annual report of USBFS’ monitoring and customer identification activities, and USBFS shall provide such other reports on the monitoring and customer identification activities  as may be agreed to from time to time by USBFS and the Adviser and/or the Funds.

To the extent that federal regulators are legally allowed, USBFS shall (i) permit such regulators access to such information and records maintained by USBFS and relating to the Procedures, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures.

Exhibit C

EXHIBIT D

PROSPECT SERVICES

1.	Duties and Responsibilities of USBFS

     USBFS shall provide the following fulfillment services for the Funds, including but not limited to:

A.	Answer all prospective shareholder calls concerning the Funds;

B.	Send all available Fund material requested by a prospect within 24 hours from time of call;

C.	Receive and update all Fund fulfillment literature so that the most current information is sent and quoted;

D.	Provide 24 hour answering service to record prospect calls made after hours (7:00 p.m. to 8:00 a.m., Central Time);

E.	Maintain and store Fund fulfillment inventory;

F.	Send periodic fulfillment reports to the Funds as agreed upon between the parties; and

G.	Supply sufficient inventory of fulfillment materials as required to meet the requests of prospective shareholders of the Funds.

H.	Supply quarterly adviser update to existing and prospective adviser clients (up to a maximum of 2,500 )

2.	Duties and Responsibilities of the Adviser

 The Adviser shall:

I.	Provide Fund data updates to USBFS as necessary;

J.	Provide USBFS with any sundry information about the Funds that is necessary to answer prospect questions.

Exhibit D

EXHIBIT E

INTERNET ACCESS SERVICES

1.	Duties and Responsibilities of USBFS

A.
USBFS shall make certain electronic, interactive and processing services as defined below (“Services”) available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m., Central Time.

B.	“Services” shall include:

(1)
FAN WEB – Shareholder internet access to account information and transaction capabilities.  Internet service is connected directly to the Funds’ web site through a transparent hyperlink.  Shareholders can access account information, portfolio listing within a fund family, view transaction history, purchase additional shares through ACH, etc.

(2)
VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

(3)
FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

(4)	OTHER – Services shall also include the activities described in paragraphs C. through I., which follow.

C.
USBFS shall issue to each shareholder, financial adviser or other person or entity, who desires to make inquiries concerning the Funds or perform transactions in account(s) with the Funds (an “End User”), using any of the Services described in sub-paragraphs 1. B. (1), (2) and (3) (“User Services”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon End User’s reasonable request in accordance with policies to be determined by USBFS and the Adviser.  USBFS will require an End User to provide his/her PIN in order to access the User Services.

D.	USBFS shall electronically provide End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Funds’ shares upon the completion of the transaction.

Exhibit E

E.
USBFS shall utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  In no event shall USBFS use encryption weaker than that commercially reasonable to the Adviser, not less than a 40-bit RC4 Stream.  USBFS will take reasonable actions to protect the all web sites that provide the User Services, and related networks, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

F.
USBFS shall establish and provide to the Adviser written procedures, which may be amended from time to time by USBFS with the written consent of the Adviser, regarding End User access to the User Services.  Such written procedures shall establish security standards for the User Services, including, without limitation:

(1)	Encryption/secure transport protocols.

(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Services).

(3)	PIN issuance and reissuance standards.

(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)	Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

G.
USBFS shall provide the Funds and the Adviser with daily reports of transactions listing all purchases or transfers made by each End User separately.  USBFS shall also furnish the Funds and/or the Adviser with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

H.	USBFS shall be responsible for maintaining one or more, as agreed upon by the Adviser and USBFS, web site(s) for the Funds through which End Users may access the User Services

I.
USBFS shall annually engage a third party to audit its internal controls for  the User Services and compliance with all guidelines for the Services discussed herein and will provide the Funds and the Adviser with a copy of the auditor’s report promptly.

Exhibit E

2.	Duties and Responsibilities of the Adviser

The Adviser assumes exclusive responsibility for the consequences of any instructions it may give to USBFS concerning the Servicesand for Adviser’s failure to supply accurate information to USBFS.  The Adviser shall provide USBFS with such information as is necessary for USBFS to provide the Services and will promptly notify USBFS of any problems or errors with End Users’ use of applicable Services of which the Adviser becomes aware.  The Adviser’s responsibility under this Agreement with respect to the Services shall not extend beyond the terms and conditions specifically stated herein.

3.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Funds’ data bases, files, and other information provided by the Funds and/or the Adviser to USBFS for use with the User Services, the names of End Users or to End User transaction or account data (collectively “Trust Files”).  USBFS’s security provisions with respect to the User Services, the Funds’ web site(s), and the Trust Files will be no less protective than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Funds pursuant to this Agreement shall be available for inspection by the Funds’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  Except in the normal course of business and in conformity with federal copyright law and with the Adviser’s consent, USBFS shall not copy, decompile or reverse engineer any software provided to USBFS by the Adviser and/or the Funds.  USBFS will take such actions as are necessary to protect the intellectual property contained within the Funds’ web site or any software, written materials, or pictorial materials describing or creating the Funds’ web site, including all interface designs or specifications.  The Funds grant USBFS a non-exclusive license for the duration of this Agreement to copy the appearance of the Funds’ web site interface for the limited purpose of emulating the look and feel of that web site.  Such emulation is solely for the purpose of ensuring seamless integration between the Funds’ web site and the web site on which the User Services and any other applicable Services will be provided.  USBFS will take such actions as are necessary to protect all rights to the source code and interface of the Funds’ web site.  In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of applicable Services.

Exhibit E

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Adviser’s and/or the Funds’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of this Agreement for any reason and upon the Funds’ and/or the Adviser’s request, USBFS shall return to the Adviser and/or the Funds, or destroy and certify  that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure under this Agreement, (2) is or becomes publicly available other than as a result of a breach of this Agreement, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

4.	Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE USER SERVICES OR THE FUNDS’ WEB SITE(S).  Accordingly, USBFS’s sole liability to the Adviser or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the these Services provided or to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the these Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Adviser, the Funds, their affiliates, their parents, their respective assigns, and their respective officers, directors, trustees, employees, agents, and representatives, from and against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including without limitation, reasonable attorneys’ fees and expenses arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the User Services and/or the Funds’ web site(s), (b) USBFS’s negligence, intentional wrongful acts and willful misconduct in the performance of the Services hereunder, and (c) the provision of the Trust Files or Confidential Information  to a person other than a person to whom such information may be properly disclosed under this Agreement.

Exhibit E

C.
If an injunction is issued against the User Services or the Funds’ web site(s) by reasons of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Adviser and/or the Funds the right to continue to use these Services on substantially the same terms and conditions as specified in this Agreement, or (ii) after notification, replace or modify these Services so that they become noninfringing, provided that, in the Adviser’s and/or the Funds’ judgment, such replacement or modification does not materially and adversely affect the performance of these Services or significantly lessen their utility.  If in the Adviser’s and/or Funds’ judgment, such replacement or modification does materially adversely affect the performance of these Services or significantly lessen their utility, the Adviser  may terminate this Agreement immediately on written notice to USBFS.

D.
Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of unforeseen events beyond the control and without fault or negligence of the party including, without limitation, delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute or third party nonperformance, and such nonperformance shall not be a default hereunder or grounds for termination hereof so long as the nonperforming party shall undertake all reasonable efforts to rectify the situation that is the cause of the nonperformance.

E.
USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.  The accuracy of this input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.
In no event will either party be responsible for special, incidental, indirect, or consequential damages that the other party may incur or experience on account of entering into, relying on, or performing the Services described herein, regardless of whether the damages are founded in contract, negligence, or other form of action, even if such party has been advised of the possibility of such damages.  Without limiting the generality of the foregoing, neither party shall be liable for lost profits, lost business, or lost goodwill of the other party when such loss is directly related to the Services described herein.

5.	Warranties

USBFS warrants and represents that the Services will perform as described in this Agreement and that USBFS will provide any documentation concerning the Services that the Adviser and/or the Funds reasonably request.  Except as otherwise provided in this Agreement, the services are provided by USBFS “as is” without warranty of any kind, and USBFS expressly disclaims all warranties, express or implied, with respect to the Services including, without limitation, warranties of merchantability and fitness for a particular purpose. USBFS will promptly notify the Adviser of any problems or errors with the Services of which USBFS becomes aware.

Exhibit E

EXHIBIT F

MFx ACCESS SERVICES

1.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Provide access to each USBFS Systems during the regular business hours of USBFS or such other time periods as agreed upon from time to time between the parties.

B.	Supply necessary software to access the USBFS Systems.

C.	Provide training and connectivity support as mutually agreed upon.

D.	Maintain all USBFS Systems and provide data security for the Adviser’s/Funds’ access.

2.	Duties and Responsibilities of the Adviser

The Adviser shall:

A.	Provide and maintain, at its own expense, one or more personal computers for accessing the USBFS Systems that will accommodate and be compatible with the software provided by USBFS.

B.
Follow any and all procedures necessary to access each of the USBFS Systems as may be set forth in any user guide or instruction manual provided and which may be amended or supplemented from time to time.

C.
Provide for the security of all codes and system access mechanisms relating to each of the USBFS Systems and implement such security procedures and/or devices to ensure the integrity of the USBFS Systems being accessed by the Adviser from the Adviser’s principal place of business.

3.	System Maintenance

The Adviser understands that USBFS will have to perform periodic maintenance to the hardware and software of the USBFS Systems being accessed, which may cause temporary service interruptions.  USBFS shall notify the Adviser of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Adviser acknowledges that all programs, software, manuals, and other written information provided pursuant to this Agreement shall remain at all times the exclusive property of USBFS.

4.	Warranties

The Adviser acknowledges that it is responsible for determining the suitability and accuracy of the information provided through its access to the USBFS Systems.  USBFS makes no warranties or representations, expressed or implied, with respect to the USBFS Systems’ suitability and accuracy, except that USBFS will assist the Adviser in verifying the accuracy of any of the information available through any of the Systems accessed and covered by this Agreement.

Exhibit F

EXHIBIT G

FUND PAYING AGENT

1.	Duties and Responsibilities of USBFS

From the compensation USBFS receives pursuant to this Agreement, USBFS shall provide certain services directly as described in the Agreement, and shall also administer payment of the following fees to third parties:

A.	Trustees’ fees;

B.
Trustee’s fees for Individual Retirement Accounts, and all similar accounts, (“IRA’s”); USBFS and the Adviser have agreed that Great Plains Trust Company of South Dakota will serves as the Trustee for the IRAs that invest in the Funds; the fee schedule for Great Plains Trust Company of South Dakota is attached to this Agreement as Exhibit H.

C.	Custodian fees (except foreign custody fees)

D.
Independent public accountant fees, Fund counsel and independent legal counsel fees (but not legal and audit fees and other costs in contemplation of or arising out of litigation or administrative actions to which any Fund, its officers or Trustees are a party or incurred in anticipation of becoming a party);

E.	Third-party pricing vendor fees;

F.	NSCC charges;

G.	Printing and mailing costs of prospectuses and shareholder reports;

H.	Non-distribution payments to third party intermediaries (i.e. avoided transfer agency fees); and

I.	Any other common industry-related expenses of third-party vendors engaged by the Funds to which the parties agree.

2.	USBFS shall not and the Adviser and/or the Funds shall bear the following costs directly, as described in the Management Agreements between the Funds and the Adviser:

A.
Costs of any interest, taxes, dues, fees and other charges of governments and their agencies, including the cost of qualifying the Funds’ shares for sale in any jurisdiction (including blue sky registration fees and 24f-2 fees);

B.	Brokerage commissions;

C.	Foreign custody fees;

D.	Insurance coverage, including fidelity bond and liability insurance for Directors & Officers (D&O) and Errors and Omissions (E&O) premiums and fees; and

E.	Any other expenses incurred by the Adviser or the Funds that are not specifically assumed by USBFS under this Agreement.

Exhibit G

Exhibit H

Great Plains Trust Company of South Dakota fees for Fund assets held in the IRA’s are as follows:

0.15% on the first $100 million worth of assets;
0.10% on assets greater than $100 million up to $250 million; and
0.05% on assets greater than $250 million.

Exhibit H